Exhibit 10.51

SIXTH AMENDMENT TO LEASE

This SIXTH AMENDMENT TO LEASE ("Sixth Amendment") is made and entered into as of June 28, 2019 (the "Effective Date"), by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and PORTOLA PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

A.Landlord and Tenant entered into the Lease dated December 15, 2006 (the "Original Lease"), as amended by the Confirmation of Portola's Exercise of Option to Extend Lease dated December 11, 2008 (the "Confirmation"), the First Amendment to Lease dated May 21, 2010 (the "First Amendment"), the Second Amendment to Lease dated March 14, 2014 (the "Second Amendment"), the Third Amendment to Lease dated May 18, 2015 (the “Third Amendment”), the Fourth Amendment to Lease dated December 22, 2017 (the "Fourth Amendment") and the Fifth Amendment to Lease dated October 29, 2018 (the "Fifth Amendment") (the Original Lease, as so amended, shall be collectively referred to herein as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 83,475 rentable square feet of space (collectively, the "Premises") comprised of (A) (i) approximately 51,641 rentable square feet of space consisting of the entirety of the office building (the "270 Building") located at 270 East Grand Avenue, South San Francisco, California, and (ii) approximately 9,739 rentable square feet of space known as Suite 90 in the office building located at 250 East Grand Avenue (the "250 Building"), approximately 5,710 rentable square feet of space known as Suite 35 in the 250 Building, and approximately 6,855 rentable square feet of space known as Suites 40 and 55 in the 250 Building (such space described in this item (A), the "Original Premises"), and (B) approximately 9,530 square feet of space commonly known as Suite 26 in the 250 Building (the "Suite 26"). The 250 building and 270 Building are located in the office project currently known as "Britannia Pointe Grand Business Park" (the "Project").

B.The parties desire to amend the Lease on the terms and conditions set forth in this Sixth Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Sixth Amendment.

2.Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition. Except as otherwise set forth in the Tenant Work Letter attached hereto as Exhibit A, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant's business.

3.Lease Term.

3.1.Extended Term. Pursuant to the Lease, the term of Tenant's lease with respect to the Original Premises is scheduled to expire on March 31, 2020. Landlord and Tenant hereby agree to extend the term of Tenant's lease with respect to the Original Premises only for a period of three (3) years (the "Extended Term"), from April 1, 2020, through March 31, 2023 (the "Extended Term Expiration Date"), on the terms and conditions set forth in the Lease, as hereby amended by this Sixth Amendment, unless sooner terminated as provided in the Lease. Notwithstanding the foregoing, the term of Tenant’s lease for Suite 26 shall continue as set forth in the Lease (i.e., shall expire on December 31, 2019 pursuant to the Fifth Amendment) and shall remain unmodified by this Sixth Amendment.

3.2.Option Term. The Option Term set forth in Section 3.2 of the First Amendment shall continue to apply as of the end of the Extended Term (i.e., March 31, 2023), provided that any such extension by Tenant shall be effective as to the Original Premises only (i.e., the same shall not apply to Suite 26) and shall be for a period of eight (8) years (rather than three (3) years as currently set forth therein).

4.Rent.

4.1.Minimum Rental for Original Premises. During the Extended Term, Tenant shall pay Minimum Rental for the Original Premises as follows, and otherwise shall pay Minimum Rental in accordance with the terms of the Lease:

Period During	Annual	Monthly Installment of Minimum	Monthly Rental Rate
Extended Term	Minimum Rental	Rental	per Square Foot

April 1, 2020 – March 31, 2021	$4,436,700.00	$369,725.00	$5.00

April 1, 2021 – March 31, 2022	$4,591,984.50	$382,665.38	$5.18

April 1, 2022 – March 31, 2023	$4,752,703.96	$396,058.66	$5.36

4.2.Operating Expenses for Original Premises. During the Extended Term, Tenant shall continue to be obligated to pay, as additional rent, Tenant's Operating Cost Share in connection with the Original Premises in accordance with the terms of Section 7 of the Original Lease, as amended by Section 5 of the First Amendment and Section 5 of the Third Amendment.

4.3.Minimum Rental and Operating Expenses for Suite 26. Notwithstanding any provision to the contrary contained herein or in the Lease, Tenant shall continue to pay Minimum Rental and Tenant's Operating Cost Share of Operating Expenses in connection with Suite 26 in accordance with the terms of the Lease (i.e., until the expiration of the term of tenant's lease of Suite 26 on December 31, 2019).

5.Early Termination Right. Landlord and Tenant acknowledge and agree that

Section 8 of the Second Amendment is hereby deleted and of no further force or effect.

6.Further Expansion and Relocation. Landlord and Tenant acknowledge and agree that Section 9 of the Second Amendment is hereby deleted and of no further force or effect. In the event that Landlord and Tenant fully execute and deliver a new lease agreement (the “New Lease”) for other space in the Project or in a project owned by an affiliate of Landlord during the Extended Term which New Lease satisfies the following conditions: (i) a term for such New Lease which extends beyond the Extended Term Expiration Date (i.e., extends beyond March 31, 2023), and (ii) the premises under such New Lease contains no less than 100,000 rentable square feet of space, and (iii) provided that Tenant is not then in default of this Lease beyond the applicable notice and cure periods, then Tenant shall have the right to terminate this Lease without the payment of any penalty or termination fee (and without restoration costs for the Original Premises) upon not less than thirty (30) days’ prior written notice to Landlord (the “ Tenant Termination Notice” ). Such Tenant Termination Notice shall set forth the termination date of this Lease (the “Tenant Early Termination Date” ). To the extent Tenant exercises its right to terminate this Lease, pursuant to the terms of this Section 6, then this Lease shall terminate effective as of the Tenant Early Termination Date with the same force and effect as if the Lease were scheduled to expire in accordance with its terms as of such Tenant Early Termination Date, subject to the provisions of this Lease which expressly survive the expiration or earlier termination of this Lease.

7.Right of First Offer. Landlord hereby grants to the named Tenant in this Sixth Amendment (the "Original Tenant"), or an assignee under a Permitted Transfer (a "Permitted Transfer Assignee"), a one-time right of first offer with respect to Suite 26 (following the expiration of the "Suite 26 Extended Term" (as that term is defined in Section 2 of the Fifth Amendment) and the terms of this Section 7 below) and that certain space commonly known as Suite 65 in the 250 Building (the "First Offer Space"), which First Offer Space is shown on Exhibit B attached hereto. Notwithstanding the foregoing, Landlord and Tenant acknowledge that Tenant's right of first offer with respect to Suite 26 shall not commence until the expiration or earlier termination of the initial lease entered into by Landlord following the expiration of the Suite 26 Extended Term (including renewals of any such lease, irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). Further, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases of the remainder of the First Offer Space (including renewals of any such lease, irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). Such right of first offer shall be subordinate to all rights of other tenants of the Project, which rights relate to the First Offer Space and are set forth in leases of space in the Project existing as of the date hereof, including, without limitation, any expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (the "Superior Rights"). In connection with the foregoing, Landlord hereby agrees that any expansion, first offer, first refusal, first negotiation and other similar rights which relate to the First Offer Space and are granted in leases of space in the Project following the date of this Sixth Amendment shall not be Superior Rights. Notwithstanding any contrary provision in the lease of any Superior Right Holder, such rights of any Superior Right Holder shall continue to be Superior Rights in the event that such Superior Right Holder's lease is renewed or otherwise modified (and irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). All such tenants of the First Offer Space (including the initial tenant of Suite 26 following expiration of the Suite 26 Extended Term), and all such third party tenants in the Project holding Superior Rights, are collectively referred to as the "Superior Right Holders". Tenant's right of first offer shall be on the terms and conditions set forth in this Section 7.

7.1.Procedure for Offer. Subject to the terms of this Section 7, Landlord shall notify Tenant (the "First Offer Notice") from time to time when the First Offer Space or any portion thereof will become available for lease to third parties, subject to the rights of any Superior Right Holder. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and the base rent, and other fundamental material economic terms upon which Landlord is willing to lease such space to Tenant.

7.2.Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within seven (7) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the "First Offer Exercise Notice") of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within such seven (7) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

7.3.Construction In First Offer Space. Tenant shall take the First Offer Space in its "as is" condition (provided that Landlord shall deliver the First Offer Space in vacant, broom clean condition), and the construction of improvements in the First Offer Space shall comply with the terms of Article 9 of the Original Lease. Any improvement allowance to which Tenant may be entitled and any work to be performed by Landlord shall be as set forth in the First Offer Notice.

7.4.Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 7. The rentable square footage of any First Offer Space leased by Tenant shall be determined by Landlord in accordance with Landlord's then current standard of measurement for the Building. Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant's lease of the First Offer Space shall commence, upon the date of delivery of the First Offer Space to Tenant (the "First Offer Commencement Date") and shall terminate on the date set forth in the First Offer Notice.

7.5.Termination of Right of First Offer. Tenant's rights under this Section 7 shall be personal to the Original Tenant and any Permitted Transfer Assignee and may only be exercised by the Original Tenant and any Permitted Transfer Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant and any Permitted Transfer Assignee occupies not less than eighty percent (80%) of the Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon Tenant's failure to timely exercise its right of first offer with respect to such particular First Offer Space. Tenant shall not have the right to lease First Offer Space, as provided in this Section 7, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease (beyond the expiration of any applicable notice and cure period set forth in the Lease, as amended), as amended, or Tenant has previously been in default under the Lease (beyond the expiration of any applicable notice and cure period set forth in the Lease, as amended).

8.Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sixth Amendment other than CBRE, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Sixth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

9.California Required Disclosures. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).

10.No Further Modification. Except as specifically set forth in this Sixth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this Sixth Amendment has been executed as of the day and year first above written.

"LANDLORD"	BRITANNIA POINTE GRAND LIMITED PARTNERSHIP,
a Delaware limited partnership,

	By:	/s/ Scott Bohn
		Name:	Scott Bohn
		Its:	Senior Vice President

"TENANT"	PORTOLA PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Scott Garland
	Name:	Scott Garland
	Its:	CEO

By:
Name:
Its:

EXHIBIT A

TENANT WORK LETTER

Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease. Except as specifically set forth herein, Landlord shall not be obligated to construct or install any improvements or facilities of any kind in the Premises, and Tenant shall continue to accept the Premises in its currently-existing, "as-is" condition. Notwithstanding the foregoing, Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") equal to $739,450.00 (i.e., approximately $10.00 per rentable square feet of the Original Premises) for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Original Premises (the “Tenant Improvements”). The Tenant Improvement Allowance will be disbursed in accordance with Landlord's standard disbursement procedures, including, without limitation, following Landlord's receipt of (i) evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements. The Tenant Improvements shall be constructed in accordance with the terms and conditions of Article 9 of the Original Lease. In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance subsequent to the date which is twelve (12) months following the Effective Date, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements. No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.